Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
CoActive Marketing Group, Inc.


We hereby consent to incorporation by reference in the registration statements (Nos. 333-02392 and 333-100563 on Form S-8 and Nos. 333-60157 and 333-31934 on
Form S-3) of CoActive Marketing Group, Inc. (formerly Inmark Enterprises, Inc.) filed with the Securities and Exchange Commission of our reports dated June 30, 2006, except for Note 6, as to which is dated July 12, 2006, and except for Note 1, as to which is dated May 18, 2007 on the consolidated financial statements and financial statement schedule of CoActive Marketing Group, Inc. and subsidiaries appearing in the Annual Report on Form 10-K as of and for the year ended March 31, 2006.


/s/ BDO Seidman, LLP
--------------------------
BDO Seidman, LLP


Melville, New York
May 18, 2007

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